Exhibit 10.2

EXECUTION

SALE AND CONTRIBUTION AGREEMENT
Dated as of May 6, 2024

among
EACH OF THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Originators,
FORTREA INC.
as an Originator and as Servicer,
and
FORTREA RECEIVABLES LLC,
as Buyer

CONTENTS
Clause          Subject Matter    Page

ARTICLE I SALES AND CONTRIBUTIONS    2
SECTION 1.1 Agreement to Sell and Contribute    2
SECTION 1.2 Timing of Sales and Contributions.    3
SECTION 1.3 Consideration for Purchases    4
SECTION 1.4 Sale and Contribution Termination Date    4
SECTION 1.5 Intention of the Parties    4
ARTICLE II PURCHASE RECORDS; PURCHASE PRICE CALCULATION    4
SECTION 2.1 Purchase Records    5
SECTION 2.2 Purchase Price Calculation    5
ARTICLE III PURCHASE PRICE PAYMENTS AND CAPITAL CONTRIBUTIONS    6
SECTION 3.1 Purchase Price Payments and Capital Contributions    6
SECTION 3.2 Subordinated Loans; Subordinated Loan Agreement    7
SECTION 3.3 Settlement as to Specific Receivables and Dilution.    8
ARTICLE IV EFFECTIVENESS; ADDITIONAL ORIGINATORS    9
SECTION 4.1 Effectiveness    9
SECTION 4.2 Additional Originators    9
ARTICLE V REPRESENTATIONS AND WARRANTIES    10
SECTION 5.1 Existence and Power    10
SECTION 5.2 Power and Authority; Due Authorization    10
SECTION 5.3 Binding Obligations    10
SECTION 5.4 No Conflict or Violation    11
SECTION 5.5 Litigation and Other Proceedings    11
SECTION 5.6 [Reserved]    11
SECTION 5.7 Governmental Approvals    11
SECTION 5.8 Valid Sale    12
SECTION 5.9 Accuracy of Information    12
SECTION 5.10 No Material Adverse Effect    12
SECTION 5.11 Names and Location    12
SECTION 5.12 Margin Regulations    12
    -i-

CONTENTS
Clause          Subject Matter    Page

SECTION 5.13 Eligible Receivables    13
SECTION 5.14 Credit and Collection Policy    13
SECTION 5.15 Investment Company Act    13
SECTION 5.16 [Reserved].    13
SECTION 5.17 [Reserved].    13
SECTION 5.18 Financial Condition    13
SECTION 5.19 Bulk Sales Act    13
SECTION 5.20 Taxes    13
SECTION 5.21 ERISA.    13
SECTION 5.22 No Fraudulent Conveyance    14
SECTION 5.23 Ordinary Course of Business    15
SECTION 5.24 Good Title; Perfection    15
SECTION 5.25 Perfection Representations    15
SECTION 5.26 Reliance on Separate Legal Identity    16
SECTION 5.27 Opinions    16
SECTION 5.28 Enforceability of Contracts    16
SECTION 5.29 Nature of Pool Receivables    16
SECTION 5.30 Compliance with Law    17
SECTION 5.31 Servicing Programs    17
SECTION 5.32 Adverse Change in Receivables    17
SECTION 5.33 Compliance with Transaction Documents    17
ARTICLE VI COVENANTS OF THE ORIGINATORS    17
SECTION 6.1 Covenants    17
SECTION 6.2 Separateness Covenants    23
ARTICLE VII ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES    25
SECTION 7.1 Rights of the Buyer    25
SECTION 7.2 Responsibilities of the Originators    25
SECTION 7.3 Further Action Evidencing Purchases    26
SECTION 7.4 Application of Collections    26
    -ii-

CONTENTS
Clause          Subject Matter    Page

SECTION 7.5 Performance of Obligations    26
ARTICLE VIII SALE AND CONTRIBUTION TERMINATION EVENTS    27
SECTION 8.1 Sale and Contribution Termination Events    27
SECTION 8.2 Remedies.    27
ARTICLE IX INDEMNIFICATION    28
SECTION 9.1 Indemnities by the Originators    28
ARTICLE X MISCELLANEOUS    31
SECTION 10.1 Amendments, etc.    31
SECTION 10.2 Notices, etc.    31
SECTION 10.3 No Waiver; Cumulative Remedies    31
SECTION 10.4 Binding Effect; Assignability    32
SECTION 10.5 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL    32
SECTION 10.6 Costs, Expenses and Taxes    33
SECTION 10.7 Captions and Cross References; Incorporation by Reference    34
SECTION 10.8 Execution in Counterparts    34
SECTION 10.9 Acknowledgment and Agreement    34
SECTION 10.10 No Proceeding    34
SECTION 10.11 Mutual Negotiations    35
SECTION 10.12 Originators Jointly and Severally Liable    35
SECTION 10.13 Electronic Execution of Assignments and Certain Other Documents    35
SECTION 10.14 Severability    35
SCHEDULES
Schedule I    List and Location of Each Originator
Schedule II    Location of Books and Records of the Originators
Schedule III    Trade Names
Schedule IV    Notice Addresses
    -iii-

CONTENTS
Clause          Subject Matter    Page

EXHIBITS
Exhibit A     Form of Joinder Agreement
Exhibit B        Form of Subordinated Loan Agreement
    -iv-

This SALE AND CONTRIBUTION AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of May 6, 2024 is entered into among the PERSONS LISTED AS ORIGINATORS ON SCHEDULE I HERETO (collectively, the “Originators” and each, an “Originator”), FORTREA INC., a Maryland corporation (“Fortrea”), as an Originator and as Servicer (in such capacity, the “Servicer”), and FORTREA RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”).
DEFINITIONS
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in the Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Buyer, as seller, the Servicer, the Persons from time to time party thereto as Purchasers, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets, LLC, as Structuring Agent. The rules of construction set forth in Section 1.02 of the Receivables Purchase Agreement are hereby incorporated in this agreement by reference as if such rules of construction were set forth herein in their entirety.
BACKGROUND
1.    The Buyer is a special purpose limited liability company, all of the issued and outstanding Equity Interests of which are owned by Fortrea.
2.    The Originators generate Receivables in the ordinary course of their businesses. The Originators wish to sell (and, in the case of Fortrea, contribute) such Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and accept such Receivables and Related Rights from the Originators, on the terms and subject to the conditions set forth herein.
3.    The Originators and the Buyer intend each such sale and contribution described in paragraph 2 above to be a true sale and/or an absolute contribution and conveyance of Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan, extension of credit, or other financing from the Buyer to any Originator.
4.    The Buyer intends to sell and/or pledge the Receivables and the Related Rights to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Receivables Purchase Agreement.
5.    This Agreement constitutes a “Transfer Agreement” as such term is defined in the Receivables Purchase Agreement, and each Person from time to time party hereto as an Originator constitutes an “Originator” as such term is defined in the Receivables Purchase Agreement.

6.    As of the Closing Date, Fortrea is the sole Originator party hereto, but additional Originators may become parties hereto from time to time pursuant to Section 4.2 hereof.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
SALES AND CONTRIBUTIONS
SECTION 1.1 Agreement to Sell and Contribute. On the terms and subject to the conditions set forth in this Agreement, each Originator agrees to sell to, and in the case of Fortrea, to contribute to the capital of, the Buyer, and the Buyer agrees to purchase and accept from such Originator, from time to time on or after the Closing Date but before the Sale and Contribution Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:
(a)    each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on the Cut-Off Date (as defined below);
(b)    each Receivable generated by such Originator from and including the Cut-Off Date to but excluding the Sale and Contribution Termination Date; and
(c)    all Related Rights with respect to the foregoing.
All sales and contributions of Receivables and Related Rights hereunder shall be made without recourse except as expressly set forth herein, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement. No obligation or liability to any Obligor on any Receivable or any related Contract is intended to be assumed by the Buyer (or its assignees) hereunder, and any such assumption is expressly disclaimed. The Buyer’s foregoing commitment to purchase and accept Receivables and Related Rights is herein called the “Purchase Facility.”
As used herein:
“Cut-Off Date” means (a) with respect to Fortrea, April 30, 2024, and (b) with respect to any other Originator that first becomes a party hereto after the date hereof, the Business Day prior to the date on which such Originator becomes a party hereto or such other date (which shall not be later than the date such Originator becomes a party hereto) as the Buyer and such Originator agree to in writing with the consent of the Administrative Agent.
“Related Rights” means, with respect to any Receivable:
(a)    all of the Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;
(b)    all instruments and chattel paper that evidence such Receivable;
(c)    all letter of credit rights and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(d)    all rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time, in each case, supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(e)    all books and records to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC); and
(f)    all Collections and other proceeds (as defined in the UCC) of such Receivable and any of the foregoing.
“Subordinated Loan” has the meaning set forth in the Subordinated Loan Agreement.
“Subordinated Loan Agreement” means a Subordinated Loan Agreement substantially in the form of Exhibit B hereto and entered into by and among the Buyer, as borrower, and the Servicer, on behalf of the Originators, as lenders.
SECTION 1.2 Timing of Sales and Contributions.
(a)    Closing Date Sales and Contributions. Effective on the Closing Date (or, with respect to any Originator that becomes a party hereto after the Closing Date, effective on the date of the applicable Joinder Agreement), each Originator hereby sells to, and Fortrea hereby contributes to the capital of, the Buyer, and the Buyer hereby purchases and accepts, such Originator’s entire right, title and interest in, to and under (i) each Receivable that existed and was owing to such Originator at the Cut-Off Date, (ii) each Receivable generated by such Originator from and including the Cut-Off Date, to and including the Closing Date (or, with respect to any Originator that becomes a party hereto after the Closing Date, effective on the date of the applicable Joinder Agreement) and (iii) all Related Rights with respect thereto.
(b)    Subsequent Sales and Contributions. After the Closing Date, until the Sale and Contribution Termination Date, (i) each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold or (in the case of Fortrea) contributed by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.
SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to accept capital contributions pursuant to Article III.
SECTION 1.4 Sale and Contribution Termination Date. The “Sale and Contribution Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated by Buyer (with the prior written consent of the Administrative Agent) pursuant to Section 8.2(a) and (b) the Final Payout Date.
SECTION 1.5 Intention of the Parties. It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer of Receivables and Related Rights pursuant to this Agreement be a true sale and/or contribution and be construed as a valid and perfected sale or contribution and an absolute and irrevocable assignment of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Originator), providing the Buyer with the full risk and benefit of ownership of the Receivables and Related Rights, and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including lien creditors, secured lenders, purchasers and any Person claiming through such Originator. Notwithstanding the foregoing, to protect the rights of the Buyer (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC and (ii) each Originator grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to the Receivables and the Related Rights now existing and hereafter arising or created by such Originator transferred or purported to be transferred hereunder, to secure such Originator’s obligations under the Transaction Documents, including its obligation to turn over to the Buyer all Collections and other proceeds with respect to such Receivables and Related Rights. For the avoidance of doubt, the grant of a security interest by each Originator to the Buyer under this Agreement does not negate, alter, modify, or otherwise limit the express intent of each Originator and the Buyer, as set forth in the first sentence of this Section 1.5, that each conveyance of Receivables and Related Rights pursuant to this Agreement be a true sale and/or contribution and be construed as a valid and perfected sale or contribution and an absolute and irrevocable assignment of such Receivables and Related Rights.
ARTICLE II
PURCHASE RECORDS; PURCHASE PRICE CALCULATION

SECTION 2.1 Purchase Records. On the Closing Date and on or prior to each date when a Monthly Report is due to be delivered under the Receivables Purchase Agreement (each such date, a “Monthly Purchase Record Date”), the Servicer shall record in its books and records, which it shall maintain and make available to the Buyer and each Originator upon request, the following information (the “Purchase Records”):
(a)    Receivables purchased by, and contributed to the capital of, the Buyer from any Originator on the Closing Date (in the case of the Purchase Records to be recorded on the Closing Date);
(b)    Receivables purchased by, and contributed to the capital of, the Buyer from any Originator during the Fiscal Month immediately preceding such Monthly Purchase Record Date (in the case of each Monthly Purchase Record Date after the Closing Date); and
(c)    the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3(a) and (b).
For the avoidance of doubt, no failure by the Servicer to maintain any Purchase Records, or the existence of any error therein, shall derogate from the Buyer’s and its assigns’, right, title and interest in, to or under any Receivables or Related Rights conveyed or purported to be conveyed to Buyer hereunder.
SECTION 2.2 Purchase Price Calculation. The “Purchase Price” to be paid to each Originator on any Payment Date in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=
Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as a percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Fiscal Month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business. Notwithstanding anything to the contrary, sale and/or contribution of Receivables and the application of proceeds with respect thereto shall occur daily; provided that settlement as to the reporting or presentation of such transactions shall occur on the Monthly Purchase Record Date.
ARTICLE III
PURCHASE PRICE PAYMENTS AND CAPITAL CONTRIBUTIONS
SECTION 3.1 Purchase Price Payments and Capital Contributions. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the Receivables sold and contributed to the Buyer by the Originator on each Payment Date as follows (and in the following order of priority):
(a)    first, the Buyer shall pay such Purchase Price to each Originator (if any), other than Fortrea, in cash to the extent (i) the Buyer has cash available therefor (including after giving effect to any Investments made under the Receivables Purchase Agreement and the receipt of Collections available for such purpose in accordance with the Receivables Purchase Agreement, including pursuant to a Release) and (ii) after giving effect to such payment, any payment made pursuant to clause (c) below, and the making of any Subordinated Loan(s) pursuant to clause (d) below, the Seller’s Net Worth will not be less than the Required Capital Amount;
(b)    second, if the Seller’s Net Worth is then less than the Required Capital Amount (after giving effect to any capital contributions made by Fortrea to the Buyer on such Payment Date), the Buyer shall set aside the amount of its cash available therefor (including after giving effect to cash payments made pursuant to clause (a) above and any Investments made under the Receivables Purchase Agreement and the receipt of Collections available for such purpose in accordance with the Receivables Purchase Agreement, including pursuant to a Release) necessary to repay any Subordinated Loans on the next-occurring Settlement Date in an amount sufficient to cause the Seller’s Net Worth to no longer exceed the Required Capital Amount, which cash the Buyer (or the Servicer on its behalf) shall hold in trust for distribution (as Collections) in accordance with Section 3.01(a) of the Receivables Purchase Agreement on such next-occurring Settlement Date;
(c)    third, the Buyer shall pay any Purchase Price then due to Fortrea in cash to the extent (i) the Buyer has cash available therefor (including after giving effect to cash payments made pursuant to clause (a) above, setting aside cash pursuant to clause (b) above, and any Investments made under the Receivables Purchase Agreement and the receipt of Collections available for such purpose in accordance with the Receivables Purchase Agreement, including pursuant to a Release) and (ii) after giving effect to such payment and the making of any Subordinated Loan(s) pursuant to clause (d) below, the Seller’s Net Worth will not be less than the Required Capital Amount;

(d)    fourth, to the extent any Purchase Price payment remains due to an Originator other than Fortrea after giving effect to clauses (a) through (c) above on such Payment Date, a Subordinated Loan shall automatically be made by such Originator to the Buyer under the Subordinated Loan Agreement in an initial principal amount equal to the amount of such remaining Purchase Price payment, which Subordinated Loan shall be deemed to constitute payment in full by the Buyer to such Originator of such remaining Purchase Price; and
(e)    fifth, to the extent any portion of any Purchase Price then due to Fortrea has not been paid in cash pursuant to clause (c) above, Fortrea shall (and hereby irrevocably does without further action) contribute to the capital of the Buyer Receivables (together with their Related Rights) attributable to such unpaid portion of the Purchase Price, and the value of Fortrea’s membership interests in the Buyer shall increase accordingly.
For the avoidance of doubt and notwithstanding the foregoing, (i) Fortrea may, from time to time in its sole discretion, elect to (x) contribute Receivables and Related Rights to the capital of the Buyer from time to time in lieu of receiving Purchase Price payments in cash, and/or (y) contribute cash to the capital of the Buyer, and (ii) no Collections or other cash shall be deemed available to the Buyer to make any payment contemplated by this Section unless such Collections or other cash are available to the Buyer for such purpose pursuant to the terms of the Receivables Purchase Agreement.
Fortrea, as owner of all Equity Interests in the Buyer and as Servicer, shall cause any Collections that are Released to the Buyer from time to time pursuant to the Receivables Purchase Agreement to be applied by or on behalf of the Buyer in accordance with this Section 3.1.
SECTION 3.2 Subordinated Loans; Subordinated Loan Agreement. If the Buyer and the Servicer have entered into a Subordinated Loan Agreement, each Originator acknowledges and agrees that it has received a copy of the Subordinated Loan Agreement and agrees to be bound by, and to comply with, all the terms of the Subordinated Loan Agreement, including, without limitation, the subordination provisions set forth therein. Each Originator hereby authorizes the Servicer, and irrevocably appoints the Servicer as its attorney-in-fact with full power of substitution and with full authority in the place and stead of such Originator, which appointment is coupled with an interest, to (i) enter into the Subordinated Loan Agreement, (ii) enter into any amendment or waiver of the Subordinated Loan Agreement from time to time and (iii) take any and all other actions under or in connection with the Subordinated Loan Agreement or any Subordinated Loan, in each case, in the name and on behalf of such Originator. Each Subordinated Loan shall be subject to the terms and conditions set forth herein and in the Subordinated Loan Agreement. The Servicer shall make all appropriate record keeping entries with respect to any amounts outstanding under the Subordinated Loan Agreement as in effect and outstanding on each Payment Date, to reflect payments and credits made (or deemed made) pursuant to Section 3.3, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.
(a)    If on any day:
(i)    any of the representations or warranties of an Originator set forth in Sections 5.8, 5.13, 5.14, 5.22, 5.23, 5.24, 5.25, 5.27, 5.28 or 5.29 are not true with respect to any Receivable conveyed to the Buyer hereunder; or
(ii)    the Outstanding Balance of any Receivable conveyed to the Buyer hereunder is reduced or is cancelled as a result of (A) any defective, rejected, returned, repossessed or foreclosed goods or services, (B) any revision, cancellation, allowance, rebate, credit memo, discount or other adjustment made by the Originators, any other Seller-Related Party or any Affiliate thereof, or (C) any setoff, counterclaim or dispute between any Seller-Related Party or any Affiliate thereof and an Obligor;
then, in either case, such Originator shall be deemed to have received a Collection on such Receivable on such day in an amount equal to (x) in the case of clause (i) above, the affected Receivable’s Outstanding Balance in full, and (y) in the case of clause (ii) above, amount equal to the positive difference between (A) such Receivable’s Outstanding Balance prior to such reduction or cancelation and (B) such Receivable’s Outstanding Balance after such reduction or cancelation. Collections deemed to have been received by the Originators pursuant to this Section 3.3(a) are referred herein to as “Deemed Collections.” Notwithstanding the foregoing, if the Outstanding Balance of any Receivable conveyed to the Buyer hereunder is reduced, cancelled, or otherwise uncollectable by reason of the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay, of the related Obligor, then no such Deemed Collections shall arise in respect of such Receivable.
(b)    If an Originator is deemed to receive any Deemed Collections pursuant to Section 3.3(a), then such Originator shall within two (2) Business Days thereof pay in cash to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Buyer and the Purchaser Parties (as Buyer’s assignees) an amount equal to:
(i)    if the Termination Date has not occurred and no Event of Default or Potential Default (which has been noticed in writing) has occurred and is continuing, the lesser of (x) the full amount of such Deemed Collections and (y) the amount necessary (by applying such amount as a Collection pursuant to Section 3.01(a) of the Receivables Purchase Agreement) to eliminate any Capital Coverage Amount Deficit that exists at such time; or
(ii)    if the Termination Date has occurred or an Event of Default or Potential Default (which has been noticed in writing) has occurred and is continuing, the full amount of such Deemed Collection.

(c)    If any Deemed Collection (or portion thereof) is not paid in cash to a Collection Account (or as otherwise directed by the Administrative Agent) due to the operation of clause (b)(i) above, the amount of such Deemed Collection or portion thereof (as the case may be) shall be applied as follows:
(i)    first, as a deemed repayment of any Subordinated Loans then owed to the applicable Originator until such Subordinated Loans have been repaid in full; and
(ii)    second, as a credit against future Purchase Price payments otherwise due (or to become due) to the applicable Originator hereunder.
ARTICLE IV
EFFECTIVENESS; ADDITIONAL ORIGINATORS
SECTION 4.1 Effectiveness. This Agreement shall become effective as of the Closing Date upon effectiveness of the Receivables Purchase Agreement pursuant to the terms thereof.
SECTION 4.2 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer and the Administrative Agent (each acting in its sole discretion); provided that the following conditions are satisfied or waived in writing by the Buyer and Administrative Agent on or before the date of such addition:
(a)    Upon or prior to the addition of any Originator (other than Fortrea) as a party to this Agreement, the Buyer, as borrower, and the Servicer, on behalf of the Originators, as lenders, shall have entered into, and shall remain parties to, a Subordinated Loan Agreement and delivered a fully executed copy thereof to the Administrative Agent and each Purchaser.
(b)    the Servicer shall have given the Buyer, the Administrative Agent and each Purchaser at least thirty (30) days’ prior written notice (or such shorter period as may be agreed in writing by the Buyer and the Administrative Agent) of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Purchaser may reasonably request;
(c)    such proposed additional Originator shall have executed and delivered to the Buyer and the Administrative Agent an agreement substantially in the form attached hereto as Exhibit A (a “Joinder Agreement”);
(d)    such proposed additional Originator shall have delivered to the Buyer and the Administrative Agent each of the documents, certifications, opinions of counsel and lien searches with respect to such Originator, which documents, certifications, opinions of counsel and lien searches were delivered to the Administrative Agent as conditions precedent to effectiveness of the Receivables Purchase Agreement on the Closing Date

with respect to Fortrea, in each case, in form and substance satisfactory to the Buyer and the Administrative Agent;
(e)    such addition shall not result in a Change in Control;
(f)    no Sale and Contribution Termination Event shall have occurred and be continuing; and
(g)    no Event of Default or Potential Default shall exist or shall result from such addition.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Originator (and solely with respect to Section 5.23, the Buyer) hereby makes the representations and warranties set forth in this Article V as of the Closing Date and each day on which any Receivable is sold or contributed to the Buyer hereunder:
SECTION 5.1 Existence and Power. The Originator (i) is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization or formation, (ii) has full power and authority under its organizational documents and under the laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted and (iii) is duly qualified to do business, is in good standing as a foreign entity, to the extent such concept is applicable, and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.2 Power and Authority; Due Authorization. The Originator (i) has all necessary organizational power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) sell, contribute and grant a security interest in the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary organizational action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Originator by all necessary action.
SECTION 5.3 Binding Obligations. This Agreement and each of the other Transaction Documents to which the Originator is a party constitute legal, valid and binding obligations of the Originator, enforceable against the Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
SECTION 5.4 No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Originator is a party, and the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Originator, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Originator is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Supporting Assets pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.5 Litigation and Other Proceedings There is no action, suit, proceeding or investigation pending, or to the Originator’s knowledge threatened, against the Originator before any Official Body: (i) asserting the invalidity of this Agreement or any of the other Transaction Document, (ii) seeking to prevent the grant of a security interest in any Receivable or Related Right by the Originator to the Buyer, the ownership or acquisition by the Buyer of any Receivable or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (iii) seeking any determination or ruling that would materially and adversely affect the performance by the Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (iv) individually or in the aggregate for all such actions, suits, proceedings and investigations that could reasonably be expected to have a Material Adverse Effect.
SECTION 5.6 [Reserved]
SECTION 5.7 Governmental Approvals. All authorizations, consents, orders and approvals of, or other actions by, any Official Body that are required to be obtained by the Originator in connection with the sale and or grant of a security interest in the Receivables and the Related Rights to the Buyer hereunder or the due execution, delivery and performance by the Originator of this Agreement or any other Transaction Document to which it is a party and the consummation by the Originator of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect, except (i) for recordings and filings in connection with any security interests granted or to be granted to the Buyer hereunder, (ii) those obtained or made on or prior to the Closing Date, (iii) those waived by the applicable Official Body and (iv) where the failure to have such authorization, consent, order, approval, or action could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Valid Sale. Each sale and contribution of Receivables and the Related Rights made by the Originator pursuant to this Agreement shall constitute a valid sale (or contribution), transfer and assignment of Receivables and Related Rights to the Buyer, enforceable against creditors of, and purchasers from, the Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
SECTION 5.9 Accuracy of Information. All certificates, reports, statements, documents and other written information furnished to the Buyer, the Administrative Agent or any other Purchaser Party by or on behalf of the Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Buyer, the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. Any projections delivered to the Buyer, the Administrative Agent or any other Purchaser Party, including any financial performance projections delivered on or prior to the Closing Date, represent the Originator’s good faith estimate (at the time of preparation and delivery thereof) of future financial performance and are based on assumptions believed by the Originator to be reasonable at the time of preparation and delivery, it being acknowledged and agreed by the Buyer, the Administrative Agent or any other Purchaser Party that projections as to future events are not to be viewed as facts or a guarantee of financial performance and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.
SECTION 5.10 No Material Adverse Effect. Since December 31, 2023, there has been no Material Adverse Effect with respect to the Originator.
SECTION 5.11 Names and Location. Except as described in Schedule III, the Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. The Originator is “located” (as such term is defined in the applicable UCC) in the State of Maryland and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction. The office(s) where the Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule I.
SECTION 5.12 Margin Regulations. The Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System), and no Purchase Price payments or proceeds under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

SECTION 5.13 Eligible Receivables. Each Receivable sold, transferred, contributed or assigned hereunder is an Eligible Receivable on the date of sale, transfer, contribution or assignment, unless otherwise specified in the first Pool Report that includes such Receivable.
SECTION 5.14 Credit and Collection Policy. The Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable sold by it hereunder and the related Contracts.
SECTION 5.15 Investment Company Act. The Originator is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.
SECTION 5.16 [Reserved].
SECTION 5.17 [Reserved].
SECTION 5.18 Financial Condition.
(a)    The Statements (i) were compiled from the books and records maintained by the Parent’s management, (ii) fairly represent in all material respects the consolidated financial condition of the Parent and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis, and (iii) have been prepared in accordance with GAAP consistently applied throughout the period covered thereby, subject (in the case of the interim statements) to normal year-end audit adjustments utilized on a consistent basis.
(b)    On the date hereof, and on the date of each purchase hereunder (both before and after giving effect to such purchase), the Originator is, and will be on such date, Solvent and no Relief Proceeding with respect to the Originator is, or will be on such date, pending or threatened in writing.
SECTION 5.19 Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.
SECTION 5.20 Taxes. The Originator has (i) timely filed or caused to be filed all income and other material tax returns (federal, state, foreign and local) required to be filed by it and (ii) paid, or caused to be paid, all income and other material taxes, assessments and other governmental charges required to be paid by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.
SECTION 5.21 ERISA.
(a)    (i) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received from the IRS a favorable determination or opinion letter, which has not by its terms expired, that such Plan is so qualified, or such Plan is entitled to rely on an IRS advisory or opinion letter with respect to an IRS-approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the IRS with respect thereto; and, to the best knowledge of the Originator, nothing has occurred which would prevent, or cause the loss of, such qualification, and (iii) the Originator and each member of the ERISA Group have made all required contributions to each Pension Plan subject to Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Pension Plan, except in each case referred to in each of the foregoing clauses, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    (A) No ERISA Event has occurred within the last six (6) years or is reasonably expected to occur; (B) no Pension Plan has any unfunded pension liability (i.e., excess of benefit liabilities over the current value of that Pension Plan’s assets, determined pursuant to the assumptions used for funding the Pension Plan for the applicable plan year in accordance with Section 430 of the Code); (C) neither the Originator nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither the Originator nor any member of the ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA, with respect to a Multiemployer Plan; (E) neither the Originator nor any member of the ERISA Group has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA; (F) neither the Originator nor any member of the ERISA Group has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (G) no Pension Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan or Multiemployer Plan, except, in each case referred to in each of the foregoing clauses, where failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.22 No Fraudulent Conveyance. With respect to each Receivable transferred to Buyer by such Originator hereunder, the applicable Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Code in the event of an Relief Proceeding with respect to such Originator. No transfer of any Receivable by such Originator hereunder: (i) is made with any intent on the part of such Originator to hinder, delay or defraud any entity to which such Originator is or will become indebted on or after the date of transfer, (ii) is made at a time such Originator is not Solvent, (iii) would render the Originator not Solvent as a result of such transfer, (iv) would cause such Originator to have an unreasonably small amount of capital, (v) would cause such Originator to be unable to pay its debts as they become due or (vi) is made with any intent on the part of such Originator to evade any applicable laws or public policy.
SECTION 5.23 Ordinary Course of Business. Each of the Originator and the Buyer represents and warrants as to itself that each remittance of Collections by or on behalf of the Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by the Originator in the ordinary course of business or financial affairs of the Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of the Originator and the Buyer.
SECTION 5.24 Good Title; Perfection.
(a)    Immediately preceding its sale or contribution of each Receivable hereunder, the Originator was the owner of such Receivable and Related Rights sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale or contribution, transfer and assignment of all of the Originator’s right, title and interest in, to and under the Receivables and Related Rights sold or contributed by it, free and clear of any Adverse Claims.
(b)    On or before the date hereof and before the sale, contribution or other conveyance of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership or security interest in Receivables and Related Rights to be sold or otherwise conveyed hereunder against all creditors of and purchasers from the Originator have been duly filed in each filing office necessary for such purpose, and all filing fees and transfer and other similar taxes, if any, payable in connection with such filings shall have been paid in full.
(c)    Upon the sale, contribution or other conveyance of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.
SECTION 5.25 Perfection Representations.
(a)    This Agreement creates a valid and continuing ownership or security interest (as defined in the applicable UCC) in the Originator’s right, title and interest in, to and under the Receivables and Related Rights which (i) security interest has been or will be on the date hereof perfected and is enforceable against creditors of and purchasers from the Originator and (ii) is free of all Adverse Claims.

(b)    The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.
(c)    Prior to their sale or contribution to Buyer pursuant to this Agreement, the Originator owned and had good and marketable title to the Receivables and Related Rights free and clear of any Adverse Claim of any Person.
(d)    All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Rights from the Originator to the Buyer pursuant to this Agreement.
(e)    Other than the ownership or security interest granted to the Buyer pursuant to this Agreement, the Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables or Related Rights except as permitted by this Agreement and the other Transaction Documents. The Originator has not authorized the filing of and is not aware of any financing statements filed against the Originator that include a description of collateral covering the Receivables and Related Rights other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights. The Originator is not aware of any judgment lien, ERISA lien or tax lien filings against the Originator.
SECTION 5.26 Reliance on Separate Legal Identity. The Originator acknowledges that each of the Purchasers and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from the Originator.
SECTION 5.27 Opinions. The facts regarding the Originator, the Receivables sold or contributed by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
SECTION 5.28 Enforceability of Contracts. Each Contract related to any Receivable sold or contributed by the Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and the Originator has fully performed its obligations under such Contract except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
SECTION 5.29 Nature of Pool Receivables. All Pool Receivables: (i) were originated by the Originator in the ordinary course of its business, (ii) were sold to Buyer for fair consideration and reasonably equivalent value and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act. The purchase of Pool Receivables with the proceeds of Investments made under the Receivables Purchase Agreement would constitute a “current transaction” for purposes of Section 3(a)(3) of the Securities Act.
SECTION 5.30 Compliance with Law. The Originator is in compliance with the requirements of all laws, rules and regulations applicable to its property or business operations, except in such instance where any failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.31 Servicing Programs. No license or approval is required for Servicer’s or Buyer’s use of any software or other computer program used by the Originator in the servicing of the Receivables, other than those that have been obtained and are in full force and effect.
SECTION 5.32 Adverse Change in Receivables. Since December 31, 2023, there has been no material adverse change in either the collectability or the payment history of the Receivables originated by the Originator taken as a whole.
SECTION 5.33 Compliance with Transaction Documents. The Originator has complied with all of the terms, covenants and agreements contained in the other Transaction Documents to which it is a party.
ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1 Covenants. At all times from the Closing Date until the Final Payout Date, each Originator shall perform the following covenants:
(a)    Existence. The Originator shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the state of its jurisdiction of organization. The Originator shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Financial Reporting. The Originator will maintain a system of accounting established and administered in conformity with GAAP in all material respects consistently applied, and the Originator shall furnish to the Buyer, and the Administrative Agent such information (including non-financial information) as the Buyer or the Administrative Agent may from time to time reasonably request.
(c)    Notices. The Originator will notify the Buyer and the Administrative Agent in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after (other than as provided in clause (v) below)) an Authorized Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps taken or being taken by the Person(s) affected with respect thereto:
(A)    Notice of Sale and Contribution Termination Event, Event of Default or Potential Default. A statement of an Authorized Officer of the Originator setting forth details of any Sale and Contribution Termination Event (as defined in Section 8.1), Event of Default or Potential Default that has occurred and is continuing and the action that the Originator has taken or proposes to take with respect thereto.
(B)    Representations and Warranties. The failure of any representation or warranty made or deemed made by the Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(C)    Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which could reasonably be expected to have a Material Adverse Effect.
(D)    Adverse Claim. (i) Any Person shall obtain an Adverse Claim upon the Receivables or Related Rights or any portion thereof, (ii) any Person other than the Buyer, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (iii) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.
(E)    Name Changes. At least thirty (30) days before any change in the Originator’s or the Buyer’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.
(F)    Change in Accountants or Accounting Policy. Any change in (i) the external accountants of the Originator, or (ii) any material accounting policy of the Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which the Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).
(G)    Material Adverse Change. Promptly after the occurrence thereof, notice of any matter that could reasonably be expected to result in a material adverse change in the business, operations, property or financial of other condition of the Originator.
(d)    Conduct of Business; Preservation of Existence. The Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights; provided, however, that nothing in this clause shall prevent any transaction permitted by clause (o) below or not otherwise prohibited by this Agreement or any other Transaction Document.
(e)    Compliance with Laws. The Originator will comply with all Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(f)    Furnishing of Information and Inspection of Receivables. The Originator will furnish or cause to be furnished to the Administrative Agent from time to time such information with respect to the Pool Receivables and the other Supporting Assets as the Administrative Agent or any Purchaser may reasonably request. The Originator will, at the Originator’s expense, during regular business hours with at least three (3) Business Days prior written notice, (i) permit the Administrative Agent or its respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Supporting Assets, (B) visit the offices and properties of the Originator for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Supporting Assets or the Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of the Originator having knowledge of such matters and (ii)  to conduct a review of its books and records with respect to the Pool Receivables and other Supporting Assets.
(g)    Payments on Receivables; Collection Accounts. The Originator will at all times, instruct all Obligors to deliver payments on the Pool Receivables to a Collection Account or a Lock-Box or, unless instructed otherwise by the Administrative Agent with a prior 30 (thirty) days’ written notice, solely with respect to Pool Receivables not denominated in either Dollars or an Alternative Currency, an Excluded Account. The Originator will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Originator. If any payments on the Pool Receivables or other Collections are received by the Originator, it shall hold such payments in trust for the benefit of the Buyer, the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Originator shall not permit funds other than Collections on Pool Receivables and other Supporting Assets (or funds returned to the applicable account in respect of returned checks, chargebacks for insufficient funds and similar customary settlement items) to be deposited into any Collection Account. The Originator will not, and will not permit any other Person to commingle Collections or other funds to which the Buyer, the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds.

(h)    Sales, Liens, etc. Except as otherwise provided herein, no Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement) or with respect to, any Pool Receivable or other Related Rights, or assign any right to receive income in respect thereof.
(i)    Extension or Amendment of Pool Receivables; Performance of Contracts. Except as otherwise permitted by the Receivables Purchase Agreement, no Originator will, or will permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.
(j)    Fundamental Changes. The Originator shall not make any change in the Originator’s name, location or make any other change in the Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Purchase Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC, in each case, unless the Buyer and the Administrative Agent have each (i) received thirty (30) days’ prior written notice thereof, (ii) received executed copies of all documents, certificates and opinions (including, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (iii) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Purchasers, in and to the Receivables to be sold or contributed by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, the Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3).
(k)    Change in Credit and Collection Policy. No Originator will make, or direct the Servicer to make, any material change in the Credit and Collection Policy without the prior written consent of the Administrative Agent. Promptly following any change in the Credit and Collection Policy, the Originator will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and the Buyer.
(l)    Books and Records. The Originator will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).
(m)    Ownership Interest, Etc. The Originator shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably requested by the Buyer or the Administrative Agent to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first priority perfected security interest in the Supporting Assets, in each case free and clear of any Adverse Claim, in favor of the Buyer (and the Administrative Agent, as the Buyer’s assignee), including taking such action to perfect, protect or more fully evidence the interest of the Buyer (and the Administrative Agent, as the Buyer’s assignee) as the Buyer or the Administrative Agent may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Originator shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Originator shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments or continuations, or other filings necessary to continue, maintain and perfect the Buyer’s and the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of any such filings shall authorize the Originator to file such financing statements under the UCC without the signature of the Originator, the Buyer or the Administrative Agent where allowed by Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Originator shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(n)    Further Assurances. The Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer, the Servicer or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the purchases and contributions made hereunder or under the Receivables Purchase Agreement and/or security interest granted pursuant to the Receivables Purchase Agreement or any other Transaction Document, or to enable the Buyer or the Administrative Agent to exercise and enforce their respective rights and remedies hereunder, under the Receivables Purchase Agreement or under any other Transaction Document. Without limiting the foregoing, the Originator hereby authorizes, and will, upon the request of the Buyer or the Administrative Agent, at the Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.
(o)    Mergers, Acquisitions, Sales, etc. The Originator shall not (i) be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Buyer and the Administrative Agent (with respect to the following clauses (A) and (B), for distribution to each Purchaser) have each (A) received thirty (30) days’ prior written notice thereof, (B) received executed copies of all documents, certificates and opinions (including opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (C) been satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Secured Parties, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, the Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets except a sale, transfer, assignment, conveyance or lease where the Buyer and the Administrative Agent (with respect to the following clause (x), for distribution to each Purchaser) have both (x) received thirty (30) days’ prior written notice thereof and (y) consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed) or (B) any Receivables or any interest therein (other than pursuant to this Agreement or as otherwise permitted by the Receivables Purchase Agreement and the other Transaction Documents).
(p)    Frequency of Billing. The Originator shall prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Policies, but in any event no less frequently than as required under the Contract related to such Receivable.
(q)    Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper. The Originator shall not take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Buyer and the Administrative Agent.
(r)    [Reserved].
(s)    Identifying of Records. The Originator shall cause its master data processing records relating to Pool Receivables and related Contracts to clearly and unambiguously indicate that the Pool Receivables have been sold or contributed by the Originator to the Buyer hereunder and sold or pledged by the Buyer pursuant the Receivables Purchase Agreement.

(t)    Buyer’s Tax Status. The Originator shall not take or cause any action to be taken that could result in the Buyer (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes, (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, (iii) subject to any Tax in any jurisdiction outside the United States or (iv) subject to any material tax imposed by a state or local taxing authority.
(u)    Insurance. The Originator will maintain in effect, at the Originator’s expense, such casualty and liability insurance as the Originator deems appropriate in its good faith business judgment.
(v)    Other Additional Information. The Originator will provide to the Administrative Agent such information and documentation as may reasonably be requested by the Administrative Agent from time to time for purposes of compliance by the Administrative Agent or such Purchaser with Laws (including without limitation the USA PATRIOT Act and other “know your customer” rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Purchase to comply therewith.
(w)    Change in Payment Instructions to Obligors. The Originator shall not (and shall not permit the Servicer to) add, replace or terminate any Collection Account (or a related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Account (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Buyer and the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and, solely with respect to the replacement or termination of a Collection Account, the Administrative Agent shall have consented to such change in writing.
(x)    Ownership of Buyer. Fortrea shall at all times own 100% of the Equity Interests of the Buyer free and clear of all Adverse Claims.
SECTION 6.2 Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from the Originator and its Affiliates. Therefore, from and after the date hereof, the Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of the Originators and any other Persons, and is not a division of any Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each Originator shall take such actions as shall be required in order that:

(a)    the Originator (other than Fortrea, solely in accordance with its rights and obligations under the Buyer’s limited liability company agreement) shall not be involved in the day to day management of the Buyer;
(b)    the Originator shall maintain separate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer, and, to the extent that it and the Buyer have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);
(c)    the financial statements and books and records of the Originator shall be prepared after the date of creation of the Buyer to reflect and shall reflect the separate existence of the Buyer; provided, that the Buyer’s assets and liabilities may be included in a consolidated financial statement issued by an Affiliate of the Buyer; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the Buyer’s assets are not available to satisfy the obligations of such Affiliate;
(d)    except as permitted by the Receivables Purchase Agreement, (i) the Originator shall maintain its assets (including deposit accounts) separately from the assets (including deposit accounts) of the Buyer and (ii) the Originator’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;
(e)    the Originator shall not act as an agent for the Buyer (except in the capacity of Servicer or a Sub-Servicer);
(f)    the Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of Servicer or a Sub-Servicer);
(g)    the Originator shall not pay any liabilities of the Buyer out of its own funds or assets;
(h)    the Originator shall maintain an arm’s-length relationship with the Buyer;
(i)    the Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;
(j)    the Originator shall not acquire obligations of the Buyer;
(k)    the Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Buyer, including shared office space;
(l)    the Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;

(m)    the Originator shall correct any known misunderstanding respecting its separate identity from the Buyer;
(n)    the Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(o)    the Originator shall not pay the salaries of the Buyer’s employees, if any; and
(p)    to the extent not already covered in paragraphs (a) through (o) above, the Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 7.03 of the Receivables Purchase Agreement.
ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
SECTION 7.1 Rights of the Buyer. Each Originator hereby authorizes the Buyer, the Servicer or their respective designees or assignees under this Agreement or the Receivables Purchase Agreement (including the Administrative Agent) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, that the Administrative Agent shall not take any of the foregoing actions unless an Event of Default has occurred and is continuing.
SECTION 7.2 Responsibilities of the Originators. Notwithstanding anything herein to the contrary:
(a)    Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.
(b)    None of the Buyer, the Purchasers or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Purchasers or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.
(c)    Each Originator hereby grants to the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Default to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.
SECTION 7.3 Further Action Evidencing Purchases. On or prior to the Closing Date, each Originator shall mark its master data processing records evidencing Pool Receivables and Contracts with a legend, acceptable to the Buyer and the Administrative Agent, evidencing that the Pool Receivables have been transferred in accordance with this Agreement and none of the Originators shall (or shall permit the Servicer to) change or remove such notation without the prior written consent of the Buyer and the Administrative Agent. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, the Administrative Agent or any Purchaser may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer, the Administrative Agent or any Purchaser, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be reasonably necessary or appropriate.
Each Originator hereby authorizes the Buyer or its designee or assignee (including the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder and now existing or hereafter generated or acquired by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including the Administrative Agent) incurred in connection therewith shall be payable by such Originator.
SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor, required by Law and unless otherwise instructed by a Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.
SECTION 7.5 Performance of Obligations. Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve any

Originator from any such obligations and (ii) pay (or cause to be paid) when due any Taxes that are required to be paid by it, (including any sales Taxes) payable in connection with the Receivables generated by such Originator and their creation and satisfaction.
ARTICLE VIII
SALE AND CONTRIBUTION TERMINATION EVENTS
SECTION 8.1 Sale and Contribution Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Sale and Contribution Termination Event”:
(a)    any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall continue unremedied for two (2) Business Days;
(b)    any representation or warranty made or deemed made by any Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any Originator pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; provided, that no breach of a representation or warranty set forth in Sections 5.8, 5.13, 5.14, 5.22, 5.23, 5.24, 5.25, 5.27, 5.28 or 5.29 shall constitute a Sale and Contribution Termination Event pursuant to this clause (c) if the applicable Originator has complied with its related obligations under Section 3.3 with respect to such breach;
(c)    any Originator shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document to be performed or observed by such Originator, and such failure, solely to the extent capable of cure, shall continue for thirty (30) days; or
(d)    any of (i) a Relief Proceeding shall have been instituted against any Originator or any Subsidiary of an Originator or a substantial part of the assets of an Originator or such a Subsidiary and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Originator or any Subsidiary of an Originator institutes, or takes any action in furtherance of, a Relief Proceeding, (iii) any Originator or any Subsidiary of an Originator ceases to be Solvent or admits in writing its inability to pay its debts as they mature or (iv) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of such Originator or any Subsidiary of an Originator and is not released, vacated or fully bonded within sixty (60) days after its issue or levy.
SECTION 8.2 Remedies.

(a)    Optional Termination. Upon the occurrence and during the continuation of a Sale and Contribution Termination Event, the Buyer (but not the Servicer or any Originator), with the prior written consent of the Administrative Agent (which may grant or deny such consent in its sole discretion), shall have the option, by notice to the Originators (with a copy to the Administrative Agent), to declare the Purchase Facility terminated.
(b)    Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to clause (a) above, the Buyer (and the Administrative Agent as Buyer’s collateral assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Laws, which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION
SECTION 9.1 Indemnities by the Originators. Without limiting any other rights that the Buyer may have hereunder or under Law, the Originators, jointly and severally, hereby agree to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assigns, the Administrative Agent and each Purchaser (each of the foregoing Persons being individually called a “Sale and Contribution Indemnified Party”), forthwith on demand, from and against any and all damages, claims, losses, judgments, liabilities, penalties and related costs and expenses (including Attorney Costs) (all of the foregoing being collectively called “Sale and Contribution Indemnified Amounts”) awarded against or incurred by any of them arising out of, relating to or in connection with:
(a)    the breach of any representation or warranty made or deemed made by any Originator (or any employee, officer or agent thereof) under or in connection with this Agreement or any of the other Transaction Documents, or any information or report delivered by or on behalf of any Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;
(b)    the failure by any Originator to transfer good and marketable title in and to any Pool Receivable or Related Right to the Buyer, free and clear of any Adverse Claims, and that is freely assignable, pursuant to this Agreement;
(c)    the failure by any Originator to comply with the terms of any Transaction Document or with any Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Law;
(d)    the lack of an enforceable ownership interest, or a first priority perfected lien, in the Pool Receivables (and all Related Security) against all Persons (including any bankruptcy trustee or similar Person), in either case, free and clear of any Adverse Claim;
(e)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Laws with respect to any Pool Receivable or the Related Rights;
(f)    any suit or claim related to the Pool Receivables (including any products liability or environmental liability claim arising out of or in connection with the property, products or services that are the subject of any Pool Receivable);
(g)    any dispute, claim, offset or defense (other than discharge in bankruptcy or any such dispute, claim, offset or defense relating to or arising from insolvency, lack of creditworthiness or other financial inability to pay of the Obligor) of the Obligor to the payment of any Receivable in the Receivables Pool (including a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms) or any other claim resulting from the sale of the property, products or services giving rise to such Receivable or the furnishing or failure to furnish such property, products or services;
(h)    any failure of any Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;
(i)    any products liability, environmental or other claim arising out of or in connection with any Receivable or other merchandise, goods or services which are the subject of or related to any Receivable;
(j)    the misdirection of Collections or the commingling of Collections of Pool Receivables at any time with other funds;
(k)    the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;
(l)    any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or in respect of any Pool Receivable or any Related Rights;
(m)    any claim brought by any Person other than a Sale and Contribution Indemnified Party arising from any activity by any Originator or any Affiliate thereof in servicing, administering or collecting any Pool Receivable;
(n)    the failure by any Originator to pay when due any Taxes, including sales, excise or personal property Taxes;
(o)    [reserved];
(p)    [reserved];

(q)    any Tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables or any Related Rights;
(r)    any liability under Section 4.03 of the Receivables Purchase Agreement; or
(s)    the failure of any Receivable sold, transferred, contributed or assigned hereunder as an Eligible Receivable to actually constitute an Eligible Receivable on the date of sale, transfer, contribution or assignment.
provided that such indemnity shall not be available to any Sale and Contribution Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of a Sale and Contribution Indemnified Party or (y) to the extent the same includes losses in respect of Receivables that are uncollectable by reason of the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay, of the related Obligor.
If for any reason the foregoing indemnification is unavailable to any Sale and Contribution Indemnified Party or insufficient to hold it harmless, then the Originators, jointly and severally, shall contribute to the amount paid or payable by such Sale and Contribution Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Originators and their Affiliates, on the one hand, and such Sale and Contribution Indemnified Party, on the other hand, in the matters contemplated by this Agreement as well as the relative fault of the Originators and their Affiliates and such Sale and Contribution Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations; provided that, notwithstanding the foregoing, the Originators shall have no contribution obligation to the extent such loss, claim, damage or liability are in respect of Receivables that are uncollectable by reason of the bankruptcy, insolvency, lack of creditworthiness or other financial inability to pay, of the related Obligor. The reimbursement, indemnity and contribution obligations of the Originators under this Section 9.1 shall be in addition to any liability which the Originators may otherwise have, shall extend upon the same terms and conditions to the Sale and Contribution Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Originator and the Sale and Contribution Indemnified Parties. Any indemnification or contribution under this Section 9.1 shall survive the termination of this Agreement.

ARTICLE X
MISCELLANEOUS
SECTION 10.1 Amendments, etc.
(a)    The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Servicer and each Originator, with the prior written consent of the Administrative Agent.
(b)    No failure or delay on the part of the Buyer, the Servicer, any Originator, the Administrative Agent or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Seller-Related Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or the Administrative Agent under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)    The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
SECTION 10.2 Notices, etc.. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address or facsimile number of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent or any Purchaser, at their respective address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.
SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Buyer, the Administrative Agent and each Purchaser (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to such Set-off Party arising in connection with the Transaction Documents (including amounts payable by such Originator pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of such Originator.
SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither any Originator nor the Servicer may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the Administrative Agent and each Purchaser, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.
SECTION 10.5 CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)    Governing Law. This Agreement and the other Transaction Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Transaction Document (except, as to any other Transaction Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.
The Originators, the Buyer and the Servicer irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Purchaser or any Related Party of the foregoing in any way relating to this Agreement or any other Transaction Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Transaction Document shall affect any right that the Administrative Agent or any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Transaction Document against the Originators, the Buyer and the Servicer or its properties in the courts of any jurisdiction.
(b)    Waiver of Venue. The Originators, the Buyer and the Servicer irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
(d)    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, the Originators, jointly and severally, agree to pay on demand:
(a)    to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including (i) the reasonable and documented Attorney Costs for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable and documented accountants’, auditors’ and consultants’ fees and expenses for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;
(b)    to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented Attorney Costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and
(c)    all Other Taxes payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Sale and Contribution Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Taxes.
SECTION 10.7 Captions and Cross References; Incorporation by Reference. The various captions (including the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
SECTION 10.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 10.9 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be collaterally assigned by means of the Buyer granting a security interest to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Receivables Purchase Agreement, and each Originator consents to such collateral assignment. Each of the parties hereto acknowledges and agrees that the Purchasers and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Default under the Receivables Purchase Agreement, the Administrative Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.
SECTION 10.10 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Relief Proceeding for at least one year and one day following the Final Payout Date.  Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not pay any amount to such Originator in respect of any Subordinated Loan, any Subordinated Loan Agreement or otherwise pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 3.01 of the Receivables Purchase Agreement, be used to make such payment.  Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against, or corporate obligation of, the Buyer for any such insufficiency in any Relief Proceeding unless and until the provisions of the foregoing sentence are satisfied.  The agreements in this Section 10.10 shall survive any termination of this Agreement
SECTION 10.11 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 10.12 Originators Jointly and Severally Liable. Each of the representations, warranties, covenants, obligations, indemnities and other undertakings of any Originator hereunder shall be made jointly and severally, and are joint and several liabilities of the Originators hereunder.
SECTION 10.13 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Agreement and any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Joinder Agreements, amendments or other waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.14 Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
FORTREA RECEIVABLES LLC,
as Buyer

By: /s/ Jill McConnell .
Name: Jill McConnell
Title: Chief Executive Officer

FORTREA INC.
as an Originator and as the Servicer

By: /s/ Jill McConnell .
Name: Jill McConnell
Title: Chief Financial Officer

Sale and Contribution Agreement
S-1                  (PNC – Fortrea)